Sub-Item 77E: Legal Proceedings
LEGAL PROCEEDINGS
Since February 2004, Federated
and related entities
(collectively, "Federated")
have been named as
defendants in several
lawsuits that are now pending
in the United States District
Court for the Western
District of Pennsylvania.
These lawsuits have been
consolidated into a single
action alleging excessive
advisory fees involving
one of the Federated-sponsored
mutual funds ("Funds").
       Federated and its
counsel have been defending
this litigation. Additional
lawsuits based upon
similar allegations may be filed
 in the future. The potential
impact of these lawsuits, all of
which seek
monetary damages, attorneys'
fees and expenses, and future
 potential similar suits is uncertain.
Although
we do not believe that these
lawsuits will have a material
adverse effect on the Funds,
there can be no
assurance that these suits,
ongoing adverse publicity and/or
other developments resulting from the
allegations in these matters
will not result in increased
redemptions, or reduced sales,
of shares of the
Funds or other adverse consequences
for the Funds.